UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2002

U.S. HOME SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18291	75-2922239
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

750 State Highway 121 Bypass, Suite 170 Lewisville, Texas	75067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 488-6300

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

Effective November 30, 2002, U.S. Home Systems, Inc. (“USHS”) acquired Deck America, Inc. (DAI), a privately-held Woodbridge, Virginia based home improvement specialist providing patented solutions for the fabrication, sale and installation of decks and deck enclosures. In connection with the acquisition, USHS also acquired DAI’s manufacturing, warehousing and office facilities from an affiliate of Deck America. Under the terms of the agreements, USHS paid $1.3 million in cash and issued 500,000 shares of its common stock in exchange for all of DAI’s common stock and acquired the manufacturing, warehousing and office facilities for $2.5 million. To facilitate the acquisition of the manufacturing facilities, USHS borrowed $2.1 million from a financial institution.

Deck America markets its products in the Washington, D.C. metropolitan area, including Baltimore, Maryland and northern Virginia. On October 17, 2002, Deck America announced that it had entered into an agreement with The Home Depot® to sell, furnish and install pre-engineered Designer Deck® systems to Home Depot’s retail customers in certain markets, including the metropolitan areas of Washington, D.C.; Baltimore, Maryland; Richmond and Norfolk, Virginia. Under the agreement, Deck America will provide several pre-designed deck models under the Home Depot “At Home Services” brand to approximately 70 Home Depot stores.

Deck America provides its own non-arsenic high-pressure treated wood in its state-of-the-art manufacturing facility which is conveniently located adjacent to its deck fabrication facility. The non-arsenic treated wood contains no chromate copper arsenate (C.C.A.), a chemical which is used to treat wood and in which the EPA has required to be phased out by the end of next year. Deck America believes its non-arsenic product provides it a significant selling advantage over competitors using CCA treated wood.

ITEM 7(a)(4).    FINANCIAL STATEMENTS AND EXHIBITS

The financial statements required as a result of the acquisition of Deck America will be filed with the commission not later than 60 days after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on December 12, 2002 on its behalf by the undersigned, thereto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross
Murray H. Gross President and Chief Executive Officer